Exhibit 21

Subsidiaries of Insituform Technologies, Inc.

The following table sets forth certain information as of December 31, 2005 concerning the Company and its subsidiaries. Unless otherwise indicated, all securities of such subsidiaries are owned by the Company:

Name	Place of Incorporation	% of Voting Securities
Affholder, Inc.	Missouri	100
INA Acquisition Corp.	Delaware	100
Insituform Belgium NV	Belgium	100 (2)
Insituform France, S.A.	France	99.9 (1)
Insituform Holdings (UK) Limited	United Kingdom	100 (1)
Insituform Linings Plc.	United Kingdom	75 (2)
Insituform (Netherlands) B.V.	Netherlands and Delaware	100 (1)
Insituform Rioolrenovatietechnieken B.V.	Netherlands	100 (3)
Insituform Technologies Iberica SA	Spain	100 (1)
Insituform Technologies Limited	Alberta, Canada	100
Insituform Technologies Limited	United Kingdom	100 (2)
Insituform Technologies USA, Inc.	Delaware	100
Ka-Te Insituform AG	Switzerland	100
Kinsel Industries, Inc.	Texas	100
Video Injection S.A.	France	99.6 (1)

Other subsidiaries of the Company are not named in the table above. Such unnamed subsidiaries considered in the aggregate or as a single subsidiary would not constitute a significant subsidiary.
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(1)	Securities are owned by INA Acquisition Corp.
(2)	Securities are owned by Insituform Holdings (UK) Limited.
(3)	Securities are owned by Insituform (Netherlands) B.V.